Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Brian D. Keogh
(425) 453-9400

ESTERLINE REPORTS FISCAL 2013 FIRST QUARTER RESULTS

Net Income of $25.1 Million, or $0.80 per Share, on Sales of $458.0 million

BELLEVUE, Wash., February 28, 2013 – Esterline Corporation (NYSE: ESL) (www.esterline.com), a leading specialty manufacturer serving the global aerospace/defense markets, today reported fiscal 2013 first quarter (ended January 25) net income of $25.1 million, or $0.80 per diluted share, on sales of $458.0 million. Earnings in the quarter included about $0.11 per diluted share of income tax benefits due to the extension of U.S. federal research & development tax credits and the settlement of uncertain tax positions related to U.S. and global tax examinations. Year-ago first quarter net income was $22.8 million, or $0.73 per diluted share, on $470.9 million in sales.

Brad Lawrence, Esterline’s Chief Executive Officer, said the company posted, “…a solid quarter—somewhat better than expected.” Looking forward, Lawrence said he would expect the current uncertainty surrounding U.S. defense spending to “…dampen our second quarter a bit,” but reiterated the company’s fiscal 2013 earnings per diluted share guidance of $5.45 - $5.80, saying, “…there is still a lot of the year left to cover and our full-year revenues in the $2.1 billion range continue to look solid.” He said, “…at this point we believe we are right where we need to be.”

The current strength of commercial aerospace underscores Esterline’s long-term strategy of a balanced global approach to commercial and defense markets. Lawrence said that the company’s current view of fiscal 2013 includes “…strengthening commercial aerospace and our best analysis of the impact of anticipated U.S. defense spending reductions.”

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He emphasized that Esterline’s diversification efforts over the years have reduced the company’s percentage of total revenues from U.S. defense customers to approximately 25%. He said, “Esterline is strategically designed to perform through the cyclicality in our markets.”

Lawrence highlighted healthy year-over-year backlog growth as a positive sign for continued business strength through the year. He said that fiscal 2013 is “…shaping up much like last year, with a slow start ramping up to a very strong fourth quarter, thanks in part to improvement in build rates for several programs late in the year.”

The company saw increased order activity in the first quarter of fiscal 2013 compared with the same period last year for the Avionics & Controls and Sensors & Systems segments, mainly as a result of the ongoing strong commercial aerospace cycle.

In the company’s technology-driven adjacent industrial markets, Lawrence noted there are several significant opportunities for growth, including high-speed rail projects in China, nuclear power initiatives in the U.K., and casino gaming console installations worldwide. The last opportunity mentioned is enhanced by a promising new gaming acquisition that closed in early February. Lawrence said that “…we believe these adjacent market segments, while small relative to our aerospace and defense business, will experience the fastest rate of growth in 2013.”

Gross margin in the first quarter of fiscal 2013 was 35.0%, up 1.4% compared with 33.6% in the same period last year, though the prior-year margins were compressed by approximately $12 million in Souriau purchase accounting adjustments.

Selling, general and administrative (SG&A) expenses as a percent of sales were 21.5% in the first quarter of fiscal 2013, compared with 20.1% a year ago. Lawrence said the spending was at the level expected and the percent of sales increase “…is more a reflection of lower first quarter sales.”

Research, development and engineering (R&D) expenses were 5.0% of sales in the first quarter compared with 5.6% in the same period of 2012. Lawrence said the reduction in the year-over-year R&D level “…came from significant program progress in certain business lines within our Control Systems platform.” Full-year R&D expense as a percent of sales is expected to settle at about 5%.

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The income tax rate for the first quarter of fiscal 2013 was 8.5% compared with 10.1% in the same period last year.

Lawrence noted that the company’s cash flow was exceptional. Cash flow from operations in the quarter was $86.5 million, compared with last year’s $46.6 million.

New orders for the first quarter of 2013 were $473.6 million, compared with $467.8 million in the same period last year. Backlog was $1.3 billion at the end of the first quarter of fiscal 2013, compared with $1.2 billion at the end of the prior-year period and $1.3 billion at the end of fiscal 2012.

Conference Call Information

Esterline will host a conference call to discuss this announcement today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The U.S. dial-in number is 866-804-6927; outside the U.S., use 857-350-1673. The pass code for the call is: 96814855.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

EDITOR: See attached Consolidated Statement of Operations, Consolidated Sales and Income from Operations by Segment, and Consolidated Balance Sheet

Page 4 of 6 Esterline Reports Fiscal 2013 First Quarter Results

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Statement of Operations (unaudited)

In thousands, except per share amounts

	Three Months Ended
	Jan 25, 2013	Jan 27, 2012
Segment Sales
Avionics & Controls	$174,570	$179,572
Sensors & Systems	171,810	171,672
Advanced Materials	111,582	119,638

Net Sales	457,962	470,882
Cost of Sales	297,617	312,801

	160,345	158,081
Expenses
Selling, general and administrative	98,611	94,697
Research, development and engineering	23,076	26,395

Total Expenses	121,687	121,092

Operating Earnings	38,658	36,989
Interest Income	(101)	(95)
Interest Expense	10,444	11,528

Income Before Income Taxes	28,315	25,556
Income Tax Expense	2,394	2,576

Income Including Noncontrolling Interests	25,921	22,980
Income Attributable to Noncontrolling Interests	(810)	(192)

Net Earnings	$25,111	$22,788

Earnings per Share—Basic	$.81	$.74

Earnings per Share—Diluted	$.80	$.73

Weighted Average Number of Shares Outstanding—Basic	30,904	30,631
Weighted Average Number of Shares Outstanding—Diluted	31,423	31,157

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ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Sales and Income from Operations by Segment (unaudited)

In thousands

	Three Months Ended
	Jan 25, 2013	Jan 27, 2012
Segment Sales
Avionics & Controls	$174,570	$179,572
Sensors & Systems	171,810	171,672
Advanced Materials	111,582	119,638

Net Sales	$457,962	$470,882

Income from Operations
Avionics & Controls	$18,589	$20,063
Sensors & Systems	19,001	6,815
Advanced Materials	17,644	23,073

Segment Earnings	55,234	49,951
Corporate Expense	(16,576)	(12,962)
Interest Income	101	95
Interest Expense	(10,444)	(11,528)

Income Before Income Taxes	$28,315	$25,556

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ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Balance Sheet (unaudited)

In thousands

	Jan 25, 2013	Jan 27, 2012
Assets
Current Assets
Cash and cash equivalents	$202,776	$193,289
Cash in escrow	5,017	5,017
Accounts receivable, net	331,335	350,080
Inventories	421,626	395,050
Income tax refundable	6,516	10,811
Deferred income tax benefits	47,430	45,161
Prepaid expenses	27,207	21,098
Other current assets	6,083	3,221

Total Current Assets	1,047,990	1,023,727
Property, Plant and Equipment, Net	356,973	360,368
Other Non-Current Assets
Goodwill	1,105,656	1,130,489
Intangibles, net	599,396	655,642
Debt issuance costs, net	8,349	10,226
Deferred income tax benefits	97,758	82,891
Other assets	19,282	24,420

	$3,235,404	$3,287,763

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$103,315	$111,934
Accrued liabilities	259,014	265,080
Credit facilities	82	223
Current maturities of long-term debt	10,953	13,098
Deferred income tax liabilities	5,620	2,943
Federal and foreign income taxes	4,326	12,420

Total Current Liabilities	383,310	405,698
Long-Term Liabilities
Credit facilities	225,000	335,000
Long-term debt, net of current maturities	578,329	656,448
Deferred income tax liabilities	204,509	229,375
Pension and post-retirement obligations	143,475	104,513
Other liabilities	35,519	20,647
Total Shareholders’ Equity	1,665,262	1,536,082

	$3,235,404	$3,287,763